Exhibit 99.1

Sientra Issues Statement Regarding Recent ANVISA Announcement

SANTA BARBARA, Calif., October 5, 2015 — Sientra, Inc. (NASDAQ:SIEN), a medical aesthetics company, today issued the following statement regarding a recent announcement by the Brazilian regulatory agency ANVISA and the Department of the Secretary of State of the State of Rio de Janeiro (SES-RJ) related to products made by Silimed, one of Sientra’s contract manufacturers:

On October 2nd, Sientra learned that Brazilian regulatory agencies announced that, as they continue to review the technical compliance related to Good Manufacturing Practices (GMP) of Silimed’s manufacturing facility, they have temporarily suspended the manufacturing of all medical devices made by Silimed, including products manufactured for Sientra. ANVISA has also suspended, as a precautionary measure, the use in Brazil of all implantable products manufactured by Silimed.

In its announcement, ANVISA noted that no risks to patient health have been identified in connection with implanting Silimed products, and, accordingly, there is no need to adopt any procedure or action for those patients who have received them. Furthermore, ANVISA also indicated that, based on their contact to date with foreign regulatory authorities, there have been no reports of adverse events related to the use of Silimed products.

Sientra continues to be in active discussions with the United States Food and Drug Administration (FDA) regarding this matter. Importantly, as these discussions continue, the Company continues to offer and make available its products to surgeons and patients in the United States. Sientra believes it currently has ample inventory to address current and near-term future demand.

We remain committed to patient safety and will keep our doctors and other stakeholders apprised of any new developments.

About Sientra

Headquartered in Santa Barbara, California, Sientra is a medical aesthetics company committed to making a difference in patients’ lives by enhancing their body image, growing their self-esteem and restoring their confidence. The Company was founded to provide greater choice to board-certified plastic surgeons and patients in need of medical aesthetics products. The Company has developed a broad portfolio of products with technologically differentiated characteristics, supported by independent laboratory testing and strong clinical trial outcomes. The Company sells its breast implants and breast tissue expanders exclusively to board-certified and board-admissible plastic surgeons and tailors its customer service offerings to their specific needs. The Company also offers a range of other aesthetic and specialty products.

Contact

Investor Contacts:

The Ruth Group

Nick Laudico

(646) 536-7030

IR@Sientra.com

Media Contacts:

Joele Frank, Wilkinson Brimmer Katcher

Daniel Katcher / Kelly Sullivan / Alyssa Cass

(212) 355-4449

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